Exhibit 99.1

ICR

Investor Relations/Media:

Don Duffy/Raphael Gross, 203-682-8215

McCormick & Schmick’s Seafood Restaurants, Inc. Reports Fourth Quarter

and Fiscal Year 2009 Financial Results

Portland, Oregon – February 24, 2010 – McCormick & Schmick’s Seafood Restaurants, Inc. (Nasdaq: MSSR) today reported financial results for its fourth quarter and fiscal year ended December 26, 2009.

Financial results for the fourth quarter 2009 compared to the fourth quarter 2008:

•	Revenues decreased 9.7% to $89.2 million from $98.8 million

•	Comparable restaurant sales decreased 12.9%

•	Comparable restaurant traffic decreased 7.0%

•	Total restaurant operating costs were 86.1% of revenues compared to 86.7%

•

In the fourth quarter of 2009, a significant non-cash item in operating loss included an impairment of $19.8 million related to long lived assets that included eight of our restaurants. In the fourth quarter of 2008, significant non-cash items in operating loss included a $54.4 million charge related to the impairment of trademarks and tradenames, a $26.2 million charge related to the impairment of goodwill, a $2.8 million charge related to the impairment of long lived assets of two restaurants, and a $0.4 million write-off of a portion of previously capitalized transaction costs related to the Company’s credit agreement

•	Net loss of $16.1 million, or $1.09 per basic and diluted share, compared to net loss of $73.4 million, or $4.99 per basic and diluted share

•	Pro forma net income of $2.8 million, or $0.19 per diluted share (see attached reconciliation to GAAP), compared to a pro forma net income of $2.4 million, or $0.16 per diluted share

Financial results for fiscal year 2009 compared to fiscal year 2008:

•	Revenues decreased 7.8% to $360.1 million from $390.7 million

•	Comparable restaurant sales decreased 15.7%

•	Comparable restaurant traffic decreased 14.0%

•	Total restaurant operating costs were 87.6% of revenues compared to 87.5%

•

In fiscal 2009, significant non-cash items in operating loss included impairment, restructuring, and other charges of $20.4 million and includes the impairment of long-lived assets at eight restaurants in the fourth quarter and restructuring charges recorded in the first three quarters of 2009. In fiscal 2008, significant non-cash items in operating loss included impairment and restructuring charges of $83.9 million, the impairment of trademarks and tradenames, goodwill, long-lived assets at two restaurants, and the write-off of a portion of previously capitalized transaction costs related to the Company’s credit agreement

•	Net loss of $14.7 million, or $1.00 per basic and diluted share, compared to net loss of $69.6 million, or $4.73 per basic and diluted share

•	Pro forma net income of $4.8 million, or $0.32 per diluted share (see attached reconciliation to GAAP), compared to a pro forma net income of $6.7 million, or $0.45 per diluted share

Bill Freeman, Chief Executive Officer, said, “I am pleased with our team’s performance in the fourth quarter. In light of a continuing difficult economic environment, our team was able to deliver better than expected operating results while achieving further improvement on our overall guest satisfaction scores. I am also encouraged by the positive response from our guests to the new strategic initiatives that we launched in 2009. Our results for 2009 reflect accounting related non-cash impairment charges that include the impairment of long lived assets at eight of our restaurants. We are continuing to focus on proactively improving our business at all of our restaurants, and have no plans to close any of the impaired restaurants.”

Outlook and 2010 Financial Guidance

Based on the Company’s revenue in 2009 and expectations that the economy will continue to be challenged for 2010, the Company expects its annual revenue for 2010 to be between $355.0 million and $365.0 million, and estimates earnings of $0.40 to $0.45 per fully diluted share.

The Company expects its annualized effective tax rate to be between 5.0% and 10.0% due to its projection of modest taxable income for the year in certain taxing jurisdictions and an insignificant change in net deferred tax assets.

The Company also expects 2010 depreciation and amortization of approximately $16.0 million, and general and administrative expenses to be between $20.0 million and $21.0 million.

In 2010, the Company plans to open two restaurants, the first in West Palm Beach, Florida, which opened in February and the second in Houston, Texas which is planned to open in the second quarter. Based on capital availability and depending on economic conditions, the Company may open additional restaurants in 2010.

Conference Call

The Company will host a conference call to discuss fourth quarter 2009 financial results today at 5:00 PM ET. Hosting the call will be Bill Freeman, Chief Executive Officer and Michelle Lantow, Chief Financial Officer.

The conference call can be accessed live over the phone by dialing (888) 427-9376, or for international callers by dialing (719) 325-2246. A replay will be available one hour after the call and can be accessed by dialing (888) 203-1112 or (719) 457-0820 for international callers. The conference ID is 1904485. The replay will be available until Wednesday, March 10, 2010.

The call will be webcast live from the Company’s website at www.McCormickandSchmicks.com under the investor relations section.

About McCormick & Schmick’s Seafood Restaurants, Inc.

McCormick & Schmick’s Seafood Restaurants, Inc. is a leading seafood restaurant operator in the affordable upscale dining segment. The Company operates 94 restaurants, including 88 restaurants in the United States and six restaurants in Canada under The Boathouse brand. McCormick & Schmick’s has successfully grown over the past 38 years by focusing on serving a broad selection of fresh seafood. McCormick & Schmick’s inviting atmosphere and high quality, diverse menu offering and compelling price-value proposition appeals to a diverse base of casual diners, families, travelers and the business community.

Definition of Comparable Restaurant Sales

Comparable restaurant sales represent sales at all the restaurants owned by the Company in operation at least eighteen months from the beginning of the year being discussed. Comparable restaurant sales exclude the impact of currency translation. Management reviews the increase or decrease in comparable restaurant sales with the same period in the prior year to assess business trends.

Forward-Looking Statements

The financial guidance we provide for 2010 consists of forward-looking statements. These forward-looking statements are based on information available to us on the date of this release and we assume no obligation to update these forward-looking statements for any reason. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: general economic conditions or changes in consumer preferences or discretionary spending; changes in the availability and costs of food; potential fluctuation in our quarterly operating results due to seasonality and other factors; the continued service of key management personnel; our ability to protect our name and logo and other proprietary information; health concerns about our food products; the impact of federal, state or local government regulations relating to our employees and the sale of food or alcoholic beverages; the impact of changes in state or federal tax laws; the impact of litigation; the potential effects of inclement weather or terrorist attacks; the effect of competition in the restaurant industry; cost and availability of capital; and other risk factors described from time to time in SEC reports filed by McCormick & Schmick’s Seafood Restaurants, Inc.

McCormick & Schmick’s Seafood Restaurants, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations and Margin Analysis

(unaudited)

(in thousands, except per share data)

	Thirteen week period ended
	December 27, 2008		December 26, 2009
Revenues	$98,785	100.0%	$89,181	100.00%

Restaurant operating costs
Food and beverage	29,416	29.8%	25,764	28.9%
Labor	30,916	31.3%	28,675	32.2%
Operating	15,816	16.0%	12,812	14.4%
Occupancy	9,516	9.6%	9,500	10.7%

Total restaurant operating costs	85,664	86.7%	76,751	86.1%
General and administrative expenses	5,150	5.2%	4,550	5.1%
Restaurant pre-opening costs	1,092	1.1%	350	0.4%
Depreciation and amortization	4,065	4.1%	4,175	4.7%
Impairment, restructuring and other charges	83,461	84.5%	19,794	22.2%

Total costs and expenses	179,432	181.6%	105,620	118.4%

Operating loss	(80,647)	(81.6)%	(16,439)	(18.4)%
Interest expense, net	480	0.5%	436	0.5%
Write off of loan transaction costs	376	0.4%	—	—
Other income, net	—	—	(43)	—

Loss before income taxes	(81,503)	(82.5)%	(16,832)	(18.9)%
Income tax benefit	(8,057)	(8.2)%	(762)	(0.9)%

Net loss	$(73,446)	(74.3)%	$(16,070)	(18.0)%

Net loss per share
Basic and Diluted	$(4.99)		$(1.09)
Shares used in computing net loss per share
Basic and Diluted	14,721		14,785

	Fifty-two week period ended
	December 27, 2008		December 26, 2009
Revenues	$390,718	100.0%	$360,129	100.0%

Restaurant operating costs
Food and beverage	117,642	30.1%	106,030	29.4%
Labor	125,811	32.2%	117,194	32.5%
Operating	61,375	15.7%	54,441	15.1%
Occupancy	36,874	9.4%	37,690	10.5%

Total restaurant operating costs	341,702	87.5%	315,355	87.6%
General and administrative expenses	21,026	5.4%	20,168	5.6%
Restaurant pre-opening costs	4,428	1.1%	1,101	0.3%
Depreciation and amortization	15,043	3.8%	16,789	4.7%
Impairment, restructuring and other charges	83,913	21.5%	20,388	5.7%

Total costs and expenses	466,112	119.3%	373,801	103.8%

Operating loss	(75,394)	(19.3)%	(13,672)	(3.8)%
Interest expense, net	1,173	0.3%	1,752	0.5%
Write off of loan transaction costs	376	0.1%	—	—
Other income, net	(308)	(0.1)%	(53)	—

Loss before income taxes	(76,635)	(19.6)%	(15,371)	(4.3)%
Income tax benefit	(7,024)	(1.8)%	(656)	(0.2)%

Net loss	$(69,611)	(17.8)%	$(14,715)	(4.1)%

Net income (loss) per share
Basic and Diluted	$(4.73)		$(1.00)
Shares used in computing net loss per share
Basic and Diluted	14,707		14,771

McCormick & Schmick’s Seafood Restaurants, Inc. and Subsidiaries

Reconciliation of Actual / Pro forma Net Income Per Share – GAAP to Non-GAAP

(unaudited)

(in thousands, except per share data)

Pro forma net income per share outstanding at the end of the period is a non-GAAP measurement. The following table reconciles actual net loss and net loss per share determined in accordance with GAAP to pro forma net income and net income per share based on the shares outstanding at the end of the period:

Thirteen week period ended December 26, 2009
Reconciliation of GAAP to Non-GAAP items
Net loss (per GAAP)	$(16,070)
Income tax benefit	(762)
Impairment, restructuring and other charges	19,794

Pro forma net income before tax	2,962
Income tax expense*	148

Pro forma net income	$2,814

Pro forma net income per share
Basic	$0.19
Diluted	$0.19
Shares used in computing pro forma net income per share
Basic	14,785
Diluted	14,838

*	Based on a five percent effective tax rate for the thirteen week period.

Fifty-two week period ended December 26, 2009
Reconciliation of GAAP to Non-GAAP items
Net loss (per GAAP)	$(14,715)
Income tax benefit	(656)
Impairment, restructuring and other charges	20,388

Pro forma net income before tax	5,017
Income tax expense*	251

Pro forma net income	$4,766

Pro forma net income per share
Basic	$0.32
Diluted	$0.32
Shares used in computing pro forma net income per share
Basic	14,771
Diluted	14,797

*	Based on a five percent effective tax rate for the fifty-two week period.

Management believes this non-GAAP measurement is useful to investors since during the periods presented the Company incurred significant non-cash charges that affected the Company’s performance.